November 16, 2017

Nuveen California AMT-Free Quality Municipal Income Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen California AMT-Free Quality Municipal Income Fund (NKX) (File No. 333-184971)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Nuveen California AMT-Free Quality Municipal Income Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW	+1.202.739.3000
Washington, DC 20004 United States	+1.202.739.3001